Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-3 of Angel Studios, Inc. (formerly known as Southport Acquisition Corporation) of our report dated March 28, 2025, relating to the consolidated financial statements of Angel Studios Legacy, Inc. (formerly known as Angel Studios, Inc.) and its subsidiaries as of December 31, 2024 and 2023 and for the years then ended, included in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Tanner LLC

Lehi, Utah

September 30, 2025